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EXHIBIT 99

     ISCO, INC. RETIREMENT PLU$ PLAN
Financial Statements As Of
And For The Years Ended
July 31, 2001 And 2000
And Supplemental Schedule
As Of
July 31, 2001
And Independent Auditors' Report

ISCO, INC. RETIREMENT PLU$ PLAN

FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
AND INDEPENDENT AUDITORS' REPORT

TABLE OF CONTENTS

Page
FINANCIAL STATEMENTS:
Independent Auditors' Report	48
Statements of Net Assets Available for Benefits	49
Statements of Changes in Net Assets Available for Benefits	50
Notes to Financial Statements	51
SUPPLEMENTAL SCHEDULE:
Form 5500 Schedule H Part IV, Line 4 (i)— Schedule of Assets Held for Investment Purposes (July 31, 2001)	55

    Schedules not filed herein are omitted because of the absence of the conditions under which they are required.

INDEPENDENT AUDITORS' REPORT

Plan Committee
Isco, Inc. Retirement Plu$ Plan
Lincoln, Nebraska

We have audited the accompanying statements of net assets available for benefits of the Isco, Inc. Retirement Plu$ Plan as of July 31, 2001 and 2000 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Isco, Inc. Retirement Plu$ Plan as of July 31, 2001 and 2000, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of July 31, 2001 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. Such supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

Deloitte & Touche LLP

Lincoln, Nebraska
October 8, 2001

ISCO, INC. RETIREMENT PLU$ PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
(Amounts in thousands)

	July 31, 2001	July 31, 2000
Investments, at fair value (Note C)	$26,255	$31,319
Employer contribution receivable	303	345

Net assets available for benefits	$26,558	$31,664

The accompanying notes are an integral part of the financial statements.

ISCO, INC. RETIREMENT PLU$ PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
(Amounts in thousands)

	Year Ended July 31, 2001	Year Ended July 31, 2000
Investment income (loss) (Note C):
Dividends, interest and other income	$2,613	$2,145
Net realized and unrealized appreciation (depreciation) in fair value of investments	(7,780)	2,433

Net investment income (loss)	(5,167)	4,578

Contributions:
Employer annual profit sharing	303	345
Employer 401(k) matching	166	161
Participant	876	847

	1,345	1,353

Total additions (reductions)	(3,822)	5,931
Benefits paid	(1,284)	(2,090)

Increase (decrease) in net assets available for benefits	(5,106)	3,841
Net assets available for benefits:
Beginning of year	31,664	27,823

End of year	$26,558	$31,664

The accompanying notes are an integral part of the financial statements.

ISCO, INC. RETIREMENT PLU$ PLAN
NOTES TO FINANCIAL STATEMENTS
Years ended July 31, 2001 and 2000
(Columnar amounts in thousands, except share/unit data)

Note A. Description of Plan

    General.  The following brief description of the Isco, Inc. Retirement Plu$ Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan document for more complete information. The Plan was established, effective August 1, 1972, to provide retirement benefits for the employees of Isco, Inc. The Plan was last amended effective August 1, 1995. Employees are eligible for participation after they have completed one year of service and are at least 21 years of age. A year of service is defined as the accumulation of 1,000 hours of credited service during a one-year period beginning on the employment date.

    Participant contributions, Employer 401(k) matching contributions, and Employer profit sharing contributions, are invested at American Century Investments at the direction of the plan participants.

    Employer Annual Profit Sharing Contribution.  The Employer is required to contribute an amount equal to the lesser of 7% of the current net profit of the Company or the maximum amount allowed by the Internal Revenue Code. The contributed amount received by each participant is based on his or her percentage of total eligible compensation.

    Participant Contributions.  Plan participants may elect to reduce their compensation by a maximum of 12%, subject to IRS limitations. The Employer then contributes the amount of reduction in compensation to the Plan on behalf of each participant.

    Employer 401(k) Matching Contribution.  The Employer is required to match 20% of the contribution made on behalf of each participant electing salary reductions up to a maximum of 10% of the participant's eligible compensation.

    Participant Accounts.  Each participant's account is credited with the participant's contribution, the Employer's matching contribution and the allocated portion of the Employer's annual profit sharing contribution and the forfeited portion of terminated participants' non-vested account balances. Any 401(k) forfeitures are allocated, based on a participant's contributions to the 401(k) plan during the plan year. The Employer's annual profit sharing contribution and related forfeitures are allocated to each participant's account based on the percentage of the participant's eligible compensation for the plan year to the total compensation of all eligible participants for the plan year. Earnings are credited directly to each investment option in which the participant had an investment on the record date of the dividend or interest distribution.

    Vesting.  Participant contributions (i.e. employee salary reduction amounts) are immediately fully vested and nonforfeitable. Employer profit sharing contributions and the Employer 401(k) matching contributions vest 20% upon completion of three years of credited service, increasing 20% per year until fully vested upon completion of seven years of credited service.

    Payment of Benefits.  On termination of service due to death, disability or retirement, a participant with a vested balance greater than $5,000 may elect to receive either a lump sum equal to the participant's vested interest in his or her account, or monthly installments. A participant with a vested balance less than $5,000 will receive a lump sum payment equal to the participant's vested account balance.

    Plan participants are eligible for normal retirement at age 65 but may elect to retire at a later date. Upon attainment of 65 years of age, death, or determination of disability, a participant becomes 100% vested regardless of the number of credited years of service completed.

    Plan Expenses.  The employer pays for all costs to administer the plan with the exception of loan origination and loan maintenance fees. This provides an additional benefit to the participant. The administration costs are not reflected in the Plan's financial statements.

    Employer Directed.  As of July 31, 2000, there are no employer directed funds invested in the Restricted Fund. Prior to July 31, 2000, investments in the Restricted Fund were transferred into the Unrestricted Fund, as directed by the Plan Committee. Employer directed funds were previously invested in the Restricted Fund, which was managed by the Employer.

Note B. Summary of Significant Accounting Policies

    Basis of Accounting.  The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

    Use of Estimates.  The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates. The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for plan benefits.

    Investment Valuation and Income Recognition.  Investments are stated at fair value. Fair value of marketable securities is determined by reference to the closing quoted price by the exchange on which the security is listed or the closing net asset value as reported by the mutual fund. Participant loans are stated at their outstanding principal balance.

    Investment transactions are recognized on a settlement date basis. The net realized and unrealized appreciation (depreciation) of investments is recognized in the statements of changes in net assets available for benefits. The fair value at the beginning of the plan year, or the purchased cost if acquired during the year, is used in determining realized and unrealized gains and losses on the sale of each investment.

    Payment of Benefits.  The Plan's policy is to record benefit payments upon distribution to the participants. Benefits payable to retired and terminated participants were $87,862 and $56,508 at July 31, 2001 and 2000, respectively.

    Contributions.  The employer profit sharing contribution is computed as of the end of the Employer's fiscal year and is recorded by the Plan in the corresponding period, but is allocated to participants' accounts in the plan quarter in which the profit sharing contribution is made to the Plan. Participant contributions are recorded in the period in which the bi-weekly payroll deductions are made. The Employer 401(k) matching contributions are also recorded in the period that the payroll deductions are made.

    Subsequent Event.  Effective August 1, 2001, the following changes affect the plan's vesting schedule, Employer 401(k) matching contribution, and Employer annual profit sharing contribution. Employer profit sharing contributions and the Employer 401(k) matching contributions vest 20% upon completion of one year credited service, increasing 20% per year until fully vested upon completion of five years of credited service. The Employer will be required to match 50% of the contribution made on behalf of each participant electing salary reductions up to a maximum of 5% of the participant's eligible compensation. The Plan has also been amended to require the employer to provide a profit sharing contribution of up to 15% of the current net profit of the Company less the employer matching contribution.

Note C. Investments

    The following schedule presents the fair values of investments that represent five percent or more of the Plan's net assets.

	July 31 2001	July 31 2000
Benham Stable Value Government Fund	$1,948	$1,667
American Century International Growth Fund	1,813	2,891
American Century Ultra Fund	6,837	9,256
American Century Select Fund	7,898	10,157
American Century Balanced Fund	2,831	3,140

    The net appreciation (depreciation) in fair value of investments for the years ended July 31, 2001 and 2000 is summarized as follows:

	2001	2000
Mutual Funds	$(8,033)	$2,569
Isco, Inc. Common Stock	253	(136)

	$(7,780)	$2,433

Note D. Employer Directed Investments

    During the year ended July 31, 2000, the Plan Committee transferred all of the net assets in the employer directed investments to the participant directed investments. Changes in net assets for the years ended July 31, 2001 and 2000 are summarized as follows:

	Year Ended July 31, 2001	Year Ended July 31, 2000
Changes In Net Assets
Dividends	$—	$9
Benefits Paid	—	(7)
Transfers	—	(147)

Decrease In Net Assets	$—	$(145)

Note E. Plan Termination

    Although Isco, Inc. has not expressed any intent to terminate the Plan, it may do so at any time by giving 30 days notice to the Plan Committee, the Plan Administrator, and the Trustee. In the event of such termination, Plan assets would be valued and participants' accounts would be adjusted to reflect the allocation of net gains and losses of the underlying investments. At that time, participants' accounts would become fully vested and nonforfeitable.

Note F. Federal Income Tax Status

    The Plan has received a determination letter from the Internal Revenue Service dated September 7, 1995, which states that the Plan, as amended June 11, 1994, meets the requirements of Section 401(a) of the Internal Revenue Code and is, therefore, exempt from Federal income tax under Section 501(a) of the Code. However, the plan has been amended since the determination letter was received. The Plan administrator believes that the Plan is in compliance with current regulations. Therefore, no provision for income taxes is provided in the financial statements of the Plan.

Note G. Related Party Transactions

    Plan investments include 73,065 and 80,670 shares of Isco, Inc. common stock with a fair value of $530,000 and $345,000 at July 31, 2001 and 2000, respectively. Isco, Inc. is the plan sponsor and, therefore, these transactions qualify as party in interest transactions.

    All investments, except Isco, Inc. common stock and participant loans are shares of funds managed by the trustee of the plan and, therefore, these transactions qualify as part in interest transactions.

ISCO, INC. RETIREMENT PLU$ PLAN
PN 001
(Amounts in thousands, except per share/unit data)
Supplemental Schedule

Form 5500 Schedule H Part IV, Line 4(i)—SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
July 31, 2001

Column B	Column C	Column E
Identify of issue, borrower, lessor or similar party	Description of investment including collateral, rate of interest, maturity date, par or maturity value	Current Value
MONEY MARKET:
*Benham Stable Value Government Fund	1,948,333 Shares	$1,948
MUTUAL FUNDS:
*American Century Select Fund	199,652 Shares	7,898
*American Century Balanced Fund	185,660 Shares	2,831
*American Century Premimum Managed Bond Fund	100,689 Shares	1,026
*American Century Ultra Fund	237,393 Shares	6,837
*American Century International Growth Fund	212,768 Shares	1,813
*American Century Vista Fund	72,615 Shares	872
*American Century Equity Index Fund	96,439 Shares	467
*American Century Value Fund	128,322 Shares	889
*American Century Strategic Allocation: Conservative	15,897 Shares	85
*American Century Strategic Allocation: Moderate	46,421 Shares	280
*American Century Strategic Allocation: Aggressive	41,633 Shares	281
OTHER INVESTMENTS:
*Isco, Inc. Common Stock	73,065 Shares	530
*Participant Loans	Interest rates ranging from 8.00% to 10.75% maturing August 2002 through June 2006	498

		$26,255

*Party-in-interest

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  EXHIBIT 99